UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X ]
Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[X]     Soliciting Material Pursuant to  240.14a-12


                         CLEAN DIESEL TECHNOLOGIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
                         AND INTEGRITY FOR CLEAN DIESEL
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)     Title of each class of securities to which transaction applies:

     (2)     Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)     Proposed maximum aggregate value of transaction:

     (5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)     Amount Previously Paid:


     (2)     Form, Schedule or Registration Statement No.:

     (3)     Filing Party:


     (4)     Date Filed:

                   THE COMMITTEE TO RESTORE STOCKHOLDER VALUE
                         AND INTEGRITY FOR CLEAN DIESEL



Bridgeport, CT - (August 12, 2010) - The Committee to Restore Stockholder Value and Integrity for Clean Diesel Technologies, Inc., a NASDAQ company, today announced that it filed a Stop, Look and Listen Letter with the Securities and Exchange Commission (SEC). The content of the letter is as follows:


Dear Stockholders:

     We reaffirm our dissatisfaction with the current board and management of Clean Diesel Technologies, Inc. (CDTI). These individuals continue to put stockholder value at risk.

     OUR GOAL IS TO RESTORE STOCKHOLDER CONFIDENCE AND VALUE TO CLEAN DIESEL TECHNOLOGIES, INC.

We've identified several troubling issues, as shown in the attached memorandum, and are extremely concerned, as we believe many of you are as well.

The troubling NEW ISSUES since our first letter in mid-July are outlined in the
-------------------------------------------------------------------------------
attached memorandum.
--------------------

On Behalf of the Committee to Restore Stockholder Value and Integrity for Clean Diesel,

/s/ Andrew Merz Hanson
----------------------
Andrew Merz Hanson, CFA, Chairman
John J. McCloy II
Ann B. Ruple, CPA

We appreciate and need your support. If you have any questions or comments, please contact us at info@RestoreClean Diesel.com. You can learn more about how
                     ----------------------------
Clean Diesel's current management is destroying stockholder value, the self-interested actions of management and the sitting board at
www.RestoreCleanDiesel.com.  Shortly, we will advise you of our board
--------------------------
candidates.

MEMORANDUM:CLEAN DIESEL TECHNOLOGIES, INC. (CDTI)
-------------------------------------------------


OUR PLAN

We have a plan to build the Clean Diesel business. We believe in a lean organization focused on sales. We intend to significantly reduce the existing corporate overhead. We believe it is essential to preserve corporate resources for viable strategies, and immediately stop the current management's cash burn. We will exit unprofitable businesses and start by opening the channels to those that are already requesting Clean Diesel's products. We will have the Clean Diesel intellectual property portfolio assessed, and believe there is intrinsic value in it that can be harvested for stockholder benefit.

TROUBLING NEW ISSUES
--------------------

THE MERGER WITH CATALYTIC SOLUTIONS (CSI) IS A BUM DEAL FOR CLEAN DIESEL
------------------------------------------------------------------------
STOCKHOLDERS.
-------------

1. THERE IS NO REASON WHY YOU NEED TO PARTICIPATE IN A SHOTGUN WEDDING to save CSI by effectively selling Clean Diesel stock for $0.43 per share to some CSI shareholders and giving up control of the company.

2. CLEAN DIESEL STOCKHOLDERS DO NOT EVEN HAVE APPRAISAL OR DISSENTERS' RIGHTS in connection with the merger or the issuance of the shares of Clean Diesel common stock or warrants to purchase shares of Clean Diesel common stock in connection with the merger.

3. WE BELIEVE THE CURRENT CDTI DIRECTORS ARE NOT PERFORMING THEIR FIDUCIARY DUTY TO PROTECT STOCKHOLDERS' INTERESTS REGARDING THE MERGER. We are concerned that the sitting CDTI directors are acting based on unenlightened self-interest to benefit themselves and not the CDTI stockholders.

     - Derek Gray, a director, along with one of his investors, will participate in a private placement of CDTI common stock and warrants at an advantageous price which is scheduled to take place immediately before the merger is consummated.

     - Derek Gray is one of the sitting directors who would continue as a director in the merged company - at a higher rate of compensation.

     - Michael Asmussen, a director, CEO, and President would get relocation cost reimbursement, a raise to $330,000 per year and a guaranteed bonus of $165,000 in 2011 as Vice President, and Chief Commercial Officer of the merged company, despite performance. A $495,000+ PACKAGE IN SPITE OF RESULTS.

     - Michael Asmussen is one of the sitting directors who would continue as a director in the merged company.

     - Charles Grinnell, a director, has entered into an agreement that provides for a "transition bonus" of $86,730 if the merger occurs under specified circumstances.

          - Mungo Park, a director, through his firm Innovator Capital, will receive an investment-banking fee of 512,612 shares of Clean Diesel and $73,333 in cash if the merger goes through.

     - Mungo Park is one of the sitting directors who would continue as a director in the merged company.

CSI MAY NOT SURVIVE AS AN INDEPENDENT COMPANY
---------------------------------------------

4. CSI 's auditors have expressed "going concern" issues, and management has disclosed:

     - "At this time, we cannot provide any assurances that we will be successful in continuing efforts to re-capitalize the balance sheet or work with our lenders on loan modifications. In the event that we are not successful in the immediate future, we will be unable to continue operations and may be required to file bankruptcy. There can be no assurances that we will be able to reorganize through bankruptcy and might be forced to effect a liquidation of our assets."

5. After 110 days beyond quarter-end, CSI published late the results for its first quarter. 45 days after quarter-end is the U.S. SEC requirement for providing quarterly results

CSI continues to generate negative cash flow. We note the $3.9 million non-recurring gain from the sale of intellectual property and wonder about the quality of CSI earnings.

6. CSI already is in violation of its bank covenants and indicates negotiations are again underway to extend the forbearance deadline, extended now until August 31, 2010.

7. CSI has financed itself with a "poisoned convertible" which will dilute stockholders of Clean Diesel if a merger occurs. This is described more fully below.

8. CSI has disclosed that its outlook for the catalyst business has deteriorated in that sales of the multi-phase catalyst will be down in 2010 due to lack of approvals.

CSI HAS MATERIAL POTENTIAL LEGAL LIABILITIES WHICH CLEAN DIESEL STOCKHOLDERS
----------------------------------------------------------------------------
HAVE NO REASON TO ASSUME.
-------------------------

9. CSI ASSETS MAY BE SUBJECT TO A $2.4 MILLION WRIT OF ATTACHMENT, A MATERIAL AMOUNT.

     -    The arbitrator has issued an interim order in favor of Applied
          Utility Systems which is awaiting confirmation by the applicable court, and if confirmed, CSI's assets would be subject to limitations on their use which would further limit CSI's ability to conduct ordinary business. This $2.4 million amount represents a seller's note that CSI did not repay when it matured in August 2009, plus accrued interest, with certain offsets (recorded on CSI records, but watch for gains from this in CSI's second quarter, per CSI's disclosure).

10.     CSI DISCLOSED A $21 MILLION CONTINGENT LIABILITY.

     - We believe this exposure - its existence a matter of fact as per CSI auditors and other advisors - is unacceptable for CDTI stockholders. CSI has not accrued any amount for this contingent obligation of $21 million (maximum).


CDTI STOCKHOLDERS WILL BE DILUTED BY THE $4 MILLION VENTURE BRIDGE LOAN TO CSI -
--------------------------------------------------------------------------------
WE CHARACTERIZE THIS AS ACRAM DOWN WITH A POISONED CONVERTIBLE.
---------------------------------------------------------------

11.     Per the amended registration statement filed July 22, 2010:

     - The CSI venture debt holders will receive 9,376,136 shares of Clean Diesel for a consideration of $4 million, or $0.43 per share - one-third the price paid by CDTI new investors putting $1 million into Clean Diesel.

     - That is a bargain purchase since the assumed price per share for your CDTI shares in the amended registration statement is $1.21.

     - The poisoned convert is like a gun pointed at the head of the CSI shareholders to force them into a shotgun wedding where action began August 2. "IN THE EVENT THAT CSI DEFAULTS ON THE TERMS OF THE SECURED CONVERTIBLE NOTES OR FAILS TO COMPLETE THE MERGER BY AUGUST 2, 2010, THE MATURITY DATE OF THE SECURED CONVERTIBLE NOTES AS AMENDED, THE OUTSTANDING PRINCIPAL AMOUNT UNDER THE NOTES, ANY INTEREST THEREON AND AN ADDITIONAL PAYMENT PREMIUM OF TWO TIMES (2X) THE OUTSTANDING PRINCIPAL AMOUNT WILL BE DUE TO THE INVESTORS."

     - Does this new venture money to CSI primarily benefit CSI's chairman's fund?

     - Are the other CSI venture groups unwilling to further invest in CSI due to risk of contingent obligations, bankruptcy?

12.     We existing CDTI stockholders receive less than 40% of the merged
           --------
company per the amended registration statement and would be subject to further dilution from more than five (5) million CDTI warrants to be issued.

WE BELIEVE THE CURRENT BOARD HAS JEOPARDIZED CLEAN DIESEL'S ABILITY TO REMAIN LISTED ON NASDAQ.

     - Without resolution, we are approaching the anniversary of CDTI becoming deficient regarding NASDAQ listing requirements, August 28.

     - The current board has taken no action to rectify the lack of a majority-independent board and continues to maintain a one-director audit committee.

     -    We believe that delisting would substantially damage Clean Diesel.

WE BELIEVE THE PROPOSED MERGED COMPANY WILL HAVE INSUFFICIENT INITIAL CASH TO ENSURE A VIABLE BUSINESS.

     - We believe CDTI continues to squander stockholders' funds by carrying on with consideration of this merger while neglecting the business of CDTI.

     - We note that both CSI and CDTI each need only $1 million at the time of closing.

     - We note that $488,000 in "retention and success bonuses" will be paid if the merger is consummated - how is this reward aligned with CDTI stockholders?

     - We note the compensation arrangement for Mike Asmussen is a $495,000 guaranteed package in 2011 - regardless of performance - plus generous relocation allowance, and believe this an irresponsible burden to heap onto a cash starved company.

THIS COMMITTEE BELIEVES IN THE FUTURE OF CLEAN DIESEL. A NEW BOARD OF DIRECTORS MUST BE INSTALLED AS QUICKLY AS POSSIBLE.